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                                 NEWS RELEASE
                                 ------------

Donald P. Weinzapfel                               FOR IMMEDIATE RELEASE
Chairman of the Board,                             ---------------------
President and Chief
Executive Officer
Permanent Bancorp, Inc.                            FOR FURTHER INFORMATION
101 S.E. Third Street                              -----------------------
Evansville, IN 47708                                   Robert A. Cern
812/428-6800                                           812/428-6804


PERMANENT BANCORP, INC. REPURCHASES 7.3% OF ITS STOCK PURSUANT TO
AGREEMENT WITH LASALLE FINANCIAL PARTNERS

         (Evansville, Indiana) -- Donald P. Weinzapfel, Chairman of the Board and Chief Executive Officer of Permanent Bancorp, Inc. (NASDAQ - "PERM"), the holding company for Permanent Federal Savings Bank, today announced that the company had acquired all 302,100 shares of its stock held by LaSalle Financial Partners. The shares were acquired on the open market and will be held as treasury shares and used as future business opportunities arise. As part of the agreement to purchase the stock, LaSalle Financial Printers agreed to refrain from acquiring ownership or control of any shares of Permanent Bancorp stock in the future.

"The company believes that market conditions presented an opportune time to repurchase its shares" commented Weinzapfel.

         The Company provides services and products through Permanent Federal Savings Bank. The Bank currently has eleven Evansville locations and branches in the communities of Newburgh, Jasper, Oakland City and Fort Branch, Indiana. Through the Bank's subsidiary, Perma Service Corp., the Bank offers investment products through its partnership in Family Financial Life Insurance Company. Perma Service Corp. also owns and operates Permanent Insurance Agency, Inc., a full service insurance agency in Evansville.


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